                                                                      EXHIBIT 11


   STATEMENT OF DETERMINATION OF COMMON SHARES AND COMMON SHARE EQUIVALENTS
   ------------------------------------------------------------------------


                                 Average No. of Common               Average No. of Common
                                 Shares & Common Share               Shares & Common Share
                                 Equivalents Assumed to              Equivalents Assumed to
                                 be Outstanding During               be Outstanding During
                                 the Three Months Ended               the Six Months Ended
                                 ----------------------              ----------------------
                                 August 27,  August 28,              August 27,  August 28,
                                    1994        1993                    1994        1993
                                 ----------  ----------              ----------  ----------
Weighted average number of
common shares outstanding (a)    13,364,988  13,224,992              13,339,016  13,208,035

Common share equivalents
resulting from the assumed
exercise of stock options (b)        82,408      42,805                  72,551      31,669
                                 ----------  ----------              ----------  ----------

Total primary common shares
and common share equivalents     13,447,396  13,267,797              13,411,567  13,239,704
                                 ==========  ==========              ==========  ==========

(a) Beginning balance of common stock adjusted for changes in amount outstanding, weighted by the elapsed portion of the period during which the shares were outstanding.

(b) Common share equivalents computed by the "treasury" method. Share amounts represent the dilutive effect of outstanding stock options which have an option value below the average market value for the current period.